EXHIBIT 4.1

                                SECOND SUPPLEMENTAL INDENTURE, dated as of July 27, 2005  (this “Second Supplemental Indenture”), between PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED, a New Jersey corporation (the “Company”), having its principal office at 80 Park Plaza, P.O. Box 1171, Newark, New Jersey 07101, and WACHOVIA BANK, NATIONAL ASSOCIATION (formerly known as First Union National Bank), a banking association organized under the laws of the United States, as Trustee (the “Trustee”), under the Indenture, dated as of November 1, 1998, between the Company and the Trustee (the “Indenture”). Capitalized terms used herein but not defined herein shall have the meanings set forth in the Indenture or the First Supplemental Indenture, dated as of September 10, 2002 (the “First Supplemental Indenture”).

                WHEREAS, the Company has executed and delivered the Indenture to the Trustee to provide for the issuance from time to time of its senior debt securities evidencing its unsecured unsubordinated indebtedness (the “Securities”), to be issued in one or more series as provided in the Indenture.

                WHEREAS, pursuant to the terms of the Indenture, the Company provided for the establishment of a series of Securities, known as its “Senior Deferrable Notes due 2007” (the “Notes”), in the First Supplemental Indenture.

                WHEREAS, Section 901(9) of the Indenture provides that, without the consent of any Holders of Securities, the Company, when authorized by or pursuant to a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture, in form satisfactory to the Trustee, to cure any ambiguity, to correct or supplement any provision therein which may be inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising under the Indenture; provided that such action shall not adversely affect the interests of the Holders of Securities of any series or any related coupons in any material respect.

                WHEREAS, the Company and the Trustee desire to amend and modify the Indenture as set forth herein pursuant to Section 901(9) of the Indenture.

                WHEREAS, all things necessary to make this Second Supplemental Indenture a valid, binding and enforceable agreement of the Company have been done and the execution and delivery of the First Supplemental Indenture has been duly authorized in all material respects.

                NOW, THEREFORE, for and in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, it is mutually agreed, for the equal and proportionate benefit of the Trust and any other future holders of the Notes (the “Holders”), as follows:

                1.            Definition of Declaration.  Section 101(c) of the First Supplemental Indenture is hereby amended and restated to read in its entirety as follows:

                (c)           any term not defined herein or in the Indenture that is defined in the Amended and Restated Trust Agreement, dated as of September 10, 2002 (as amended from time to time, including without limitation, Amendment No. 1 to the Amended and Restated Trust Agreement

dated as of July 27, 2005, the “Declaration”), of the Trust has the same meaning when used in this First Supplemental Indenture.

                2.             Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with another provision hereof or of the Indenture, which is required to be included in this Second Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control.

                3.             Construction. The Article and Section headings herein are for convenience only and shall not affect the construction hereof. Unless otherwise indicated herein, a reference to a Section or Article is to a Section or Article of this Second Supplemental Indenture.

                4.             Successors and Assigns. All covenants and agreements in this Second Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

                5.             Separability Clause. In case any provision in this Second Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                6.             Benefits of Second Supplemental Indenture. Nothing in this Second Supplemental Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the holders, any benefit or any legal or equitable right, remedy or claim under this Second Supplemental Indenture.

                7.             Recitals. The recitals contained in this Second Supplemental Indenture shall be taken as statements of the Company, and the Trustee assumes no responsibility for their correctness.

                                IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first above written.

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

	By:	/s/ Morton A. Plawner
Name: Morton A. Plawner
Title: Treasurer

[SEAL]

Attest:

/s/ Kieran A. Brown
Assistant Secretary

WACHOVIA BANK, NATIONAL ASSOCIATION, as Trustee

	By:	/s/ Frank Gallagher
Name: Frank Gallagher
Title: Vice President

Attest:

/s/ Rick Barnes
Assistant Secretary